                                                                 Exhibit 2.01

                                                           SEPTEMBER 19, 1996


                               PURCHASE AGREEMENT

                                     AMONG

                           MARK IV INDUSTRIES, INC.,

                                  MARK IV PLC

                                      AND

                           W & P HOLDING CORPORATION


                        DATED AS OF: SEPTEMBER 19, 1996

                               TABLE OF CONTENTS

ARTICLE 1.
                                                            SALE OF THE VAPOR BUSINESS   . . . . . .              3
                                                            --------------------------
        1 .01       Sale of the Vapor Company Shares . . . . . . . . . . . . . . . . . . . . . . . .              3
                    --------------------------------
        1 .02       Sale of Subsidiary Interests in the
                    -----------------------------------
                    Transportation Products Group  . . . . . . . . . . . . . . . . . . . . . . . . .              3
                    -----------------------------
        1 .03       "Mark IV" Tradename  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                    -------------------

ARTICLE 2.
                                                                  PURCHASE PRICE   . . . . . . . . .              4
                                                                  --------------
        2 .01       Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              4
                    --------------
        2 .02       Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .              4
                    -------------------------
        2 .03       Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .              4
                    ----------------------------
        2 .04       Definitions Relating to Net Worth Purchase Price Adjustment  . . . . . . . . . .              6
                    -----------------------------------------------------------
        2 .05       Cash Flow Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              6
                    --------------------
        2 .06       Net Worth Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . . . .              7
                    --------------------------------------
        2 .07       Calculation of Closing Net Worth . . . . . . . . . . . . . . . . . . . . . . . .             11
                    --------------------------------
        2 .08       Earnout Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             11
                    ---------------


ARTICLE 3.
                                                                      CLOSING  . . . . . . . . . . .             12
                                                                      -------
        3 .01       Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .             12
                    -------------------------
        3 .02       Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             12
                    --------------------
        3 .03       Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             14
                    -------------------


ARTICLE 4.
REPRESENTATIONS  AND WARRANTIES OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             16
-----------------------------------------
        4.01      Organization of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             16
                  ----------------------

        4.02      Organization of the Vapor Companies  . . . . . . . . . . . . . . . . . . . . . . .             17
                  -----------------------------------
        4.03      Authorization by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             17
                  -----------------------
        4.04      Ownership of Vapor Company Equity Interests  . . . . . . . . . . . . . . . . . . .             18
                  -------------------------------------------
        4.05      Options or Other Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             18
                  -----------------------
        4.06      Certificates of Incorporation and By-Laws  . . . . . . . . . . . . . . . . . . . .             19
                  -----------------------------------------
        4.07      Binding Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             19
                  ------------------
        4.08      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             20
                  ------------
        4.09      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             21
                  --------------------
        4.10      Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .             21
                  --------------------------
        4.11      Title to Personal Property; Encumbrances; Etc. . . . . . . . . . . . . . . . . . .             24
                  ----------------------------------------------
        4.12      Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             24
                  -------------
        4.13      Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27
                  ------
        4.14      Patents, Trademarks, Trade Names, Etc. . . . . . . . . . . . . . . . . . . . . . .             27
                  --------------------------------------
        4.15      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             28
                  ----------

         4.16      Banks and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                   -----------------
         4.17      Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                   ----------------------
         4.18      Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                   ----------------------
         4.19      Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                   ------------------------
         4.20      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
                   ---------
         4.21      Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                   -------------------------
         4.22      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
                   -----------
         4.23      Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
                   ---------------
         4.24      Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
                   -----------------------
         4.25      Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
                   -------------------
         4.26      Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
                   -------------------
         4.27      Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
                   ------------------
         4.28      Potential Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . .    45
                   -------------------------------
         4.29      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
                   ----------

 ARTICLE 5.
                                                     REPRESENTATIONS AND WARRANTIES OF BUYER  . . .    45
                                                     ---------------------------------------
         5.01      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
                   ------------
         5.02      Authorization by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
                   ----------------------
         5.03      Binding Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
                   ------------------
         5.04      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
                   ------------
         5.05      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
                   ----------
         5.06      Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
                   ----------------------
         5.07      Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
                   -----------------------
         5.08      Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
                   -------------------

 ARTICLE 6.
                                                               COVENANTS OF SELLER  . . . . . . . .    49
                                                               -------------------
         6.01      Termination of Accruals Under Defined
                   -------------------------------------
                   Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
                   -------------
         6.02      Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
                   ---------------

 ARTICLE 7.
                                                               COVENANTS OF BUYER   . . . . . . . .    51
                                                               ------------------
         7.01      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
                   -----------------
         7.02      Executive Severance Arrangement  . . . . . . . . . . . . . . . . . . . . . . . .    52
                   -------------------------------
         7.03      Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
                   ------------------
         7.04      Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
                   -------------

 ARTICLE 8.
                                                    ADDITIONAL COVENANTS OF BUYER AND SELLER  . . .    53
                                                    ----------------------------------------
         8.01      Substitute Guarantees and Letters of Credit  . . . . . . . . . . . . . . . . . .    53
                   -------------------------------------------
         8.02      Access After the Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . .    54
                   -----------------------------
         8.03      Record Retention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
                   ----------------
         8.04      Insurance Recovery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
                   ------------------

         8.05      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
                   -----------
         8.06      Tax Refunds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61
                   -----------
         8.07      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61
                   ---------------
         8.08      Transfer of 401(k) Plan Assets . . . . . . . . . . . . . . . . . . . . . . . . .    61
                   ------------------------------
         8.09      Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
                   --------------------
         8.10      Post-Closing Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
                   ------------------------
         8.11      Benefits Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
                   -----------------
         8.12      Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .
                   --------------------------


 ARTICLE 9
                                         SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS  . . . . . .    66
                                         ---------------------------------------------
         9.01      Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . .    66
                   ---------------------------
         9.02      Statements as Representations  . . . . . . . . . . . . . . . . . . . . . . . . .    67
                   -----------------------------
         9.03      Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
                   -------------------------
         9.04      Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
                   ------------------------
         9.05      Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .    72
                   -----------------------------
         9.06      Termination of Indemnification Obligations . . . . . . . . . . . . . . . . . . .    73
                   ------------------------------------------
         9.07      Litigation Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
                   ----------------------
         9.08      Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
                   -------------------


ARTICLE 10.
MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
------------------------
        10.01      Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
                   ---------
        10.02      Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
                   --------------------------
        10.03      Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
                   --------------------
        10.04      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
                   -------
        10.05      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
                   ----------
        10.06      Governing Law and Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . .    78
                   ------------------------------
        10.07      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
                   ------------
        10.08      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
                   -----------
        10.09      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    81
                   --------
        10.10      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    81
                   ----------------
        10.11      Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    81
                   -------------
        10.12      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    81
                   ------------

                               PURCHASE AGREEMENT

                 THIS PURCHASE AGREEMENT (the "Agreement") is made as of this 19th day of September, 1996, by and among Mark IV Industries, Inc., a Delaware corporation, with offices at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York ("Mark IV"); Mark IV PLC, a United Kingdom corporation ("Mark IV PLC") (Mark IV and Mark IV PLC being hereinafter referred to collectively as "Seller" unless otherwise noted); and W & P Holding Corporation, a Delaware corporation, with offices at 200 West Ninth Street Plaza, Suite 207, Wilmington, Delaware ("Buyer"). Buyer is a wholly owned direct subsidiary of Westinghouse Air Brake Company, a Delaware corporation ("WABCO"). As provided on the signature page hereto, WABCO is guarantying and acting as surety for the obligations of Buyer under this Agreement.

                                   RECITALS:
                                    General

                 Mark IV is the direct owner of all the issued and outstanding capital stock of Mark IV Transportation Products Corp., a Delaware corporation ("Mark IV Transportation

Products"), Vapor Corp., an Illinois corporation ("Vapor"), Mark IV Netherlands B.V., a Netherlands corporation ("Mark IV Netherlands"), and Mark IV PLC is the direct owner of all the issued and outstanding capital stock of Vapor UK Limited, a United Kingdom corporation ("Vapor UK") (collectively, the "Vapor Companies", and individually a "Vapor Company"). Mark IV is the indirect owner of all the issued and outstanding capital stock of Vapor Canada Inc., a Canadian corporation ("Vapor Canada") (Vapor Canada, together with the Vapor Companies, shall collectively be known as the "Vapor Group", and may individually be referred to as a "Vapor Group Member"). Mark IV Transportation Products, through its Vapor Division and in combination with Vapor Canada, Vapor UK, Vapor and Mark IV Netherlands, is engaged in the manufacture and sale of, among other things, door control operating systems and accessories for buses and rail cars, vehicle to wayside communications equipment for use in connection with the monitor of mass transit systems and electrical, HVAC and thermal products for use in mass transit vehicles, locomotives and industrial markets (hereinafter the "Vapor Group Business"). The business conducted by the Vapor Companies shall be referred to as the "Vapor Business".

                 Mark IV Transportation Products and Mark IV Industries Canada Inc., an indirect wholly-owned subsidiary of Mark IV and an indirect parent corporation of Vapor Canada (collectively, "Mark IV Canada"), acquired the companies and businesses now comprising the Vapor Group Business through (a) the purchase by Mark IV Transportation Products of substantially all of the assets of Vapor Corporation and Vapor of Pennsylvania, Inc. from Brunswick Corporation, pursuant to an Asset Purchase Agreement dated as of December 21, 1990 and certain documents and instruments relating thereto, and (b) the purchase by Mark IV Canada of all of the outstanding capital stock of Vapor Canada from Brunswick Corporation and Vapor Corporation pursuant to a Stock Purchase Agreement dated as of December 21, 1990 and certain documents and instruments relating thereto. The acquisitions described in this paragraph are referred to in this Agreement as the "Mark IV Acquisition."

                 Seller desires to sell the Vapor Business and Buyer desires to purchase the Vapor Business on the terms and conditions set forth herein.

                                 CONSIDERATION:

                 NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

                                   ARTICLE 1.

                           SALE OF THE VAPOR BUSINESS

                 1.01 Sale of the Vapor Company Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section
3.01 hereof) Seller will sell, transfer, convey and assign to Buyer and Buyer will purchase, acquire and accept from Seller, all Seller's right, title and interest in and to the following:

                 (a) four hundred (400) shares of capital stock of Mark IV Netherlands (the "Mark IV Netherlands Shares");

                 (b) ten (10) shares of common stock, without par value, of Vapor (the "Vapor Shares");

                 (c) one thousand (1,000) shares of common stock, par value $.10 per share, of Mark IV Transportation Products (the "Mark IV Transportation Products Shares"); and

                 (d) two (2) shares of capital stock of Vapor UK (the "Vapor UK Shares").

                 For purposes of this Agreement, the Mark IV Netherlands Shares, the Vapor Shares, the Mark IV Transportation Products Shares and the Vapor UK Shares are hereinafter collectively referred to as the "Vapor Shares".

                 1.02 Sale of Subsidiary Interests in the Transportation Products Group. Subject to the terms and conditions of this Agreement, at the Closing, Seller will take such action as may be reasonably necessary to cause Mark IV Industries Limited to sell, transfer, convey and assign to Westinghouse Railway Holdings (Canada) Inc., an affiliate of Buyer, all of the issued and outstanding capital stock of Vapor Canada pursuant to the terms of an agreement in substantially the form of Exhibit "A" attached hereto.

                 For purposes of this Agreement, the agreement identified in this Section 1.02 is hereinafter referred to as the "Other Vapor Purchase Agreement."

                 1.03 "Mark IV" Tradename. Mark IV hereby grants to Buyer the right to utilize the "Mark IV" tradename, trademark and logo worldwide for a period of six (6) months following the Closing Date or until the existing supply of letterhead, packaging and other materials containing the same runs out, whichever is the earlier to occur; provided, however, that any product literature containing the "Mark IV" tradename, trademark or logo may be used until new materials have been printed and are available for use. Buyer shall use its best efforts to cause the certificate of incorporation of Mark IV Transportation Products to be amended to remove any reference to the name "Mark IV" within thirty (30) days after the Closing Date.

                                   ARTICLE 2.

                                 PURCHASE PRICE

                 2.01 Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Vapor Shares and the assets being conveyed pursuant to the Other Vapor Purchase Agreement shall be equal to Sixty-three Million Dollars ($63,000,000), as adjusted by Sections 2.05 and 2.06 hereof (the "Purchase Price").

                 2.02 Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Seller in writing.

                 2.03 Allocation of Purchase Price. (a) The Purchase Price shall be allocated among the Vapor Shares and the assets being conveyed pursuant to the Other Vapor Purchase Agreement as set forth on Schedule 2.03(a) attached hereto. If the Purchase Price is increased pursuant to the provisions of
Section 2.08, such additional amount shall be allocated solely to the Mark IV Transportation Products Shares in such manner as shall be agreed by Buyer and Seller. Buyer and Seller agree that they will file their federal, state and local income tax returns and such other forms as may be required pursuant to
Section 1060 of the Internal Revenue Code of 1986, as amended (hereinafter the "Code") on the basis of such allocation.

                 (b) With respect to the acquisition of the Vapor Shares pursuant to this Agreement, Buyer and Seller shall jointly make a timely election under Section 338(h)(10) of the Code (and any corresponding elections under any state or local tax laws) (such elections being hereinafter collectively referred to as the "338(h)(10) Election"). Seller and Buyer shall cooperate with each other and take any and all action reasonably necessary or appropriate (including filing such forms, returns, elections, schedules and other documents as may reasonably be required) to effect and preserve a timely 338(h)(10) Election in accordance with Section 338 of the Code and the applicable regulations thereunder as promptly as practicable following the Closing Date but in no event later than the date which is the latest date for making any such election. Thereafter, Buyer and Seller shall report the sale of the Vapor Shares pursuant to this Agreement in a manner which is consistent with the 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any tax returns in any discussion with or proceeding before any taxing authority or otherwise.

                 2.04     Definitions Relating to Net Worth Purchase Price
Adjustment.

                 (a) "Closing Balance Sheet" means a statement, prepared by Seller in accordance with the provisions of

Section 2.07, and delivered to Buyer in accordance with the provisions of
Section 2.07 hereof and containing a written statement, in balance sheet format, of the Net Worth of the Vapor Group determined as of August 31, 1996;

                 (b) "Net Worth" means the net worth of the Vapor Group calculated in a manner which is consistent with the manner and accounting methodologies in which the net worth of the Vapor Group was determined on the balance sheet as of November 30, 1995 (the "November 30, 1995 Balance Sheet"), a copy of which is attached hereto as Schedule 2.04(b);

                 (c) "Closing Net Worth" means the Net Worth of the Vapor Group on the Closing Balance Sheet; and

                 (d) "November 30, 1995 Net Worth" means the Net Worth of the Vapor Group on the November 30, 1995 Balance Sheet.

                 2.05 Cash Flow Adjustment. On the Closing Date, Seller shall deliver to Buyer statements of daily cash flow for the period commencing September 1, 1996 to the Closing Date, which statements shall be subject to review and audit by Buyer and its representatives within 10 days after the Closing. Subject to subsequent adjustment based upon such review, (i) if the cash balance of the Vapor Group Business increased during the period from and after August 31, 1996 to the Closing, then Seller shall remit to Buyer the amount of such increase on the Closing Date and (ii) if the cash balance of the Vapor Group Business decreased during such period, Buyer shall remit to Seller the amount of such decrease on the Closing Date. Any disagreement between the parties of any adjustment pursuant to this Section 2.05 shall be referred to the respective independent auditors of Buyer and Seller for resolution.

                 2.06     Net Worth Adjustment to Purchase Price.

                 If the Closing Net Worth as calculated pursuant to the provisions of Section 2.07 exceeds the November 30, 1995 Net Worth, the Purchase Price shall be increased dollar-for-dollar up to a maximum adjustment of Two Million Dollars ($2,000,000.00). If the Closing Net Worth shall be less than the November 30, 1995 Net Worth then the Purchase Price shall be reduced dollar for dollar.

                 2.07     Calculation of Closing Net Worth.

                 (a) On the Closing Date, Seller shall deliver to Buyer the Closing Balance Sheet.

                 (b) The Closing Balance Sheet shall be subject to verification and examination by Buyer and, in order to facilitate such verification and examination, Seller shall, at such reasonable times and places as may be requested by Buyer, deliver copies of all supporting documents to Buyer and its representatives and provide to Buyer and its representatives the right to examine or take copies of any work papers (other than proprietary work papers) used by Seller in the preparation of the Closing Balance Sheet.

                 (c) Buyer shall have a period of thirty (30) days after the Closing Date to present in writing to Seller any objections Buyer may have to the accuracy of the Closing Balance Sheet, which objections shall be set forth in reasonable detail. If no objections are raised within such thirty
(30) day period, the Closing Balance Sheet shall be deemed to be accepted and approved by Buyer.

                 (d) If Buyer shall disagree as to the accuracy of the Closing Net Worth as contained in the Closing Balance Sheet, Buyer shall present to Seller written notice within the thirty (30) day period described in
Section 2.07(c) specifying such disagreement. Following receipt of such notice by Seller, Buyer and Seller shall use their best efforts to promptly resolve the matter or matters in disagreement. If Seller and Buyer resolve the matter or matters in disagreement, Seller and Buyer shall either confirm or revise the original Closing Balance Sheet as contained in the confirmed or revised Closing Balance Sheet and shall be final and binding upon the parties hereto and any amounts required to be paid by Section 2.06 hereof shall be paid by Seller or Buyer, as the case may be, at a Supplemental Closing held at the same place as is provided in Section 3.01 hereof, ten (10) business days following the date on which Buyer and Seller are able to resolve their disagreement with respect to the

Closing Balance Sheet or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller.

                 (e) If Seller and Buyer are unable to resolve the matter or matters in disagreement within ninety (90) days following Seller's receipt of written notice from Buyer of Buyer's disagreement with the accuracy of the Closing Balance Sheet, then such disagreement or disagreements shall be referred for resolution to a nationally recognized firm of independent certified public accountants that is mutually agreeable to Buyer and Seller (the "Independent Accountants"). The Independent Accountants shall be directed to furnish written notice to Seller and Buyer of their resolution of any such disagreements referred to them as soon as practicable but in no event later than twenty (20) days following the referral of such dispute to the Independent Accountants. The Closing Balance Sheet as determined by the Independent Accountants shall be final and binding upon the parties and any amounts required to be paid by Section 2.06 hereof shall be paid by Seller or Buyer, as the case may be, at a Supplemental Closing held at the same place as is provided in Section 3.01 hereof, ten (10) days following resolution of such disagreement by the Independent Accountants and sending of the written notice as contemplated herein or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller.

                 (f) If any disagreement as to the accuracy of the Closing Balance Sheet shall involve amounts the net effect of which, in the aggregate, would not affect the Closing Net Worth by more than One Hundred Fifty Thousand Dollars ($150,000.00), all such amounts remaining in dispute shall be disregarded.

                 (g)      Notwithstanding anything to the contrary in this
Section 2.07, during the period that the determination of the Closing Net Worth shall remain in dispute, neither party shall be required to pay to the other party the amount that would otherwise be payable hereunder if no such disagreement were to exist.

                 (h) During and with respect to the audit and reviews referred to in this Section 2.07, Seller and Buyer shall: (i) fully cooperate with all reasonable requests of Seller, Buyer and the Independent Accountants, as the case be; (ii) upon reasonable request make available to Seller, Buyer and the Independent Accountants, all work papers, (excluding proprietary programs and information of Seller and Buyer) supporting schedules, documents and other information (including access to all appropriate knowledgeable personnel of Seller) upon which the Closing Balance Sheet is prepared; and
(iii) promptly provide the Independent Accountants with such management representation letters (in customary form) executed by appropriate personnel of Seller and Buyer as applicable, as may reasonably be requested with respect to the preparation of the Closing Balance Sheet.

                 (i) With the exception of the fees, expenses and disbursements of the Independent Accountants, all fees and expenses of Seller relating to the matters described in this Section 2.07 shall be borne by Seller and all fees and expenses of Buyer relating to the matters described in this
Section 2.07 shall be borne by Buyer. The fees, expenses and disbursements of the Independent Accountants shall be shared equally by the parties hereto.

                 2.08. Earnout Payment. If net sales of the Vapor Group (as determined by Buyer in accordance with generally accepted accounting principles consistently applied) during the period from August 1, 1996 to February 28, 1998 exceed $145,000,000 (the "Net Sales Floor") then the Purchase Price shall be increased by the amount equal to the ratio of 1:3.5 (i.e., $1.00 for every $3.50) with respect to net sales exceeding $145,000,000 up to an aggregate level of $152,000,000 (the "Net Sales Ceiling"), provided, however, that the Purchase Price shall not be increased by more than $2,000,000 pursuant to this Section
2.08. In connection therewith, Buyer shall provide Seller with quarterly reports of net sales throughout such period and a final report at the end of such period. Buyer shall grant Seller reasonable access for review and audit of any such reports. In addition, in the event that a product line of the Vapor Group existing at Closing is sold or discontinued during such period, the forecasted sales with respect thereto shall reduce the Net Sales Floor and the Net Sales Ceiling dollar- for-dollar. Any dispute between the parties with respect to the amount of the payment, if any, required by this Section 2.08 shall be referred to the independent public auditors of Buyer and Seller for resolution. Buyer shall deliver the amount of any increase due pursuant to this
Section 2.08 in cash to Seller not later than April 30, 1998.

                                   ARTICLE 3.
                                    CLOSING

                 3.01 Time and Place of Closing. The closing of the sale and purchase of the Vapor Shares as contemplated by this Agreement (the "Closing") shall take place at the offices of Lippes, Silverstein, Mathias & Wexler LLP, 700 Guaranty Building, 28 Church Street, Buffalo, New York on September 19, 1996 or on such other date as the parties may agree.

                 3.02 Deliveries by Seller. At the Closing, Seller will deliver to Buyer (unless previously delivered):

                 (a) stock certificates evidencing all of the Vapor Shares, duly endorsed for transfer to Buyer or accompanied by duly executed stock powers providing for the transfer of the Vapor Shares to Buyer;

                 (b) the corporate minute books and stock ledgers of each of the Vapor Companies;

                 (c) the written resignation of the officers and directors of each of the Vapor Companies;

                 (d) a release by Chase Manhattan Bank releasing the Mark IV Transportation Products Shares from any lien under, or pledge contemplated by, the terms of the Credit Agreement between Seller and Chase Manhattan Bank;

                 (e) all consents and approvals from any parties to any contracts or other agreements with Seller or any of the Vapor Companies as more particularly set forth in Schedule 4.18 attached hereto;

                 (f) all consents, approvals, authorizations, filings and registrations required to be obtained or made by Seller under applicable law in connection with the transactions contemplated by this Agreement;

                 (g)  a duly executed Other Vapor Purchase Agreement;

                 (h) a duly executed assignment agreement (the "Flexible Assignment Agreement") in the form of Exhibit "B" attached hereto assigning the account receivable of Flexible Corporation as described in the Closing Balance Sheet;

                 (i) a certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, setting forth resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and certifying that approval by Seller's shareholders is not required, or has been obtained, in connection with this Agreement or the transactions contemplated hereby;

                 (j) a written opinion, dated the Closing Date, from counsel for Seller in a form reasonably acceptable to Buyer; (k) a duly executed technology sublicense agreement relating to the use of certain licensed technology and licensed patents; and

                 (l) all other documents, instruments and writings reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

                 3.03 Deliveries by Buyer. At the Closing, Buyer will deliver to Seller (unless previously delivered):

                 (a) an amount equal to the Purchase Price, by wire transfer of immediately available funds to such account or accounts as may be designated by Seller in writing;

                 (b) all consents, approvals, authorizations, filings and registrations required to be obtained or made by Buyer under applicable law in connection with the transactions contemplated by this Agreement;

                 (c) all consents and approvals from any parties to any contracts or other agreements with Buyer as more particularly set forth in
Schedule 5.06 attached hereto;

                 (d)  the duly executed Other Vapor Purchase Agreement;

                 (e)  the duly executed Flexible Assignment Agreement;

                 (f) a certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date setting forth the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and

                 (g) all other documents, instruments and writings reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller hereby represents and warrants to Buyer as follows as of the Closing Date:

                 4.01 Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as presently conducted.

                 Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of Seller to be so qualified would have a Material Adverse Effect. As used in this Agreement, a "Material Adverse Effect" with respect to the Vapor Companies or the Vapor Business means an event, circumstance or condition which: (i) if quantifiable, would result in a cost, liability or other expense or diminution in value of more than $50,000 or (ii) if not quantifiable, would otherwise have a material adverse effect on the assets, business or financial condition of the Vapor Companies and the Vapor Business taken as a whole.

                 4.02 Organization of the Vapor Companies. Each Vapor Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has the corporate power and authority to carry on its business as presently conducted. Each Vapor Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of such Vapor Company to be so qualified would have a Material Adverse Effect.

                 4.03 Authorization by Seller. Seller has full corporate power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller. No other corporate act or proceeding on the part of Seller or Seller's shareholders is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement, or the consummation by Seller of the transactions contemplated hereby and thereby.

                 4.04     Ownership of Vapor Company Equity Interests.  (a)
Schedule 4.04(a) attached hereto contains a statement of: (i) the total number, class and par value of each class of capital stock which each Vapor Company is authorized to issue; and (ii) the total number, class and par value of each class of capital stock of each Vapor Company which is issued and outstanding together with the identity of the owner (or owners) of all the issued and outstanding shares of each class of capital stock of each such Vapor Company;

                 (b) Except as otherwise set forth in Schedule 4.04(b) attached hereto, Seller is the owner of and has good and marketable title to all the issued and outstanding capital stock of each of the Vapor Companies, free and clear of all material liens, claims, encumbrances or other restrictions or limitations of any kind or nature affecting Seller's ability to transfer title to all of the issued and outstanding shares of capital stock and other equity interests of the Vapor Companies to Buyer.

                 4.05 Options or Other Rights. There is no existing subscription, option, warrant, call, commitment or other agreement entitling any third party to and there are no convertible or exchangeable securities of Seller or any of the Vapor Companies outstanding which, upon conversion or exchange would require the issuance of any additional shares of capital stock or other equity interests in or indebtedness of any of the Vapor Companies or any other securities convertible into or exchangeable for shares of capital stock or other equity interests in any of the Vapor Companies. None of the Vapor Companies is a party to any agreement which would require such Vapor Company to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of capital stock or other equity interests of such Vapor Company.

                 4.06 Certificates of Incorporation and By-Laws. With respect to each Vapor Company, Seller has heretofore delivered to Buyer, true and complete copies of the Certificate of Incorporation (or any other substantially equivalent documentation which has been filed, in connection with the organization of any such Vapor Company, with the governmental authorities of the jurisdiction in which any of such Vapor Company has been incorporated or organized) (such Certificate of Incorporation or substantially equivalent documentation being hereinafter referred to as "Incorporation Documents") and the By-Laws (or any other substantially equivalent documentation regulating the internal affairs of such Vapor Company) (such By-Laws or substantially equivalent documentation being hereinafter referred to as the "By-Laws") as the same are in effect on and as of the date hereof, including all amendments and restatements thereto. In addition, Seller has heretofore made the minute books of each Vapor Company available to Buyer for inspection by Buyer and its representatives.

                 4.07 Binding Agreements. This Agreement constitutes and, when executed and delivered on the Closing Date, each of the other documents to be executed and delivered by Seller to Buyer will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding there for may be brought.

                 4.08 No Violation. Except as set forth in Schedule 4.08 attached hereto, neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will: (a) violate any statute or law, or any rule or regulation of any governmental authority; or (b) violate any order, writ, injunction or decree of any court or governmental agency which is applicable to the Vapor Shares or the business or the assets of any Vapor Company; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), or will result in the termination of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the Vapor Shares or the material assets of any of the Vapor Companies under any term or provision of: (i) the Incorporation Documents and By- Laws of Seller or the Incorporation Documents and By-Laws of any of the Vapor Companies; or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character:
(A) to which Seller or any of the Vapor Companies is a party; or (B) by which any of the Vapor Companies or any of their material assets or properties may be bound except in each case, for violations which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

                 4.09 Financial Statements. Seller has heretofore delivered to Buyer the November 30, 1995 Balance Sheet. The November 30, 1995 Balance Sheet fairly presents the assets and liabilities of the Vapor Group at November 30, 1995 and, except as set forth on Schedule 4.09 attached hereto, has been prepared on a basis which is consistent with the manner in which the audited balance sheets of the Vapor Group dated as of February 28, 1995 and February 29, 1996 (as previously delivered by Seller to Buyer) were prepared. To Seller's knowledge, no Vapor Company has any obligation or liability (contingent or liquidated) that is note the subject of a representation or warranty made in this Agreement that would reasonably be expected to have a Material Adverse Effect except (i) as reflected in the Closing Balance Sheet or (ii) as described in the disclosure schedules delivered herewith.

                 4.10 Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.10 attached hereto, from November 30, 1995 through the date hereof and through the Closing Date, no Vapor Company has or will have:

                 (a) (i) amended its Incorporation Documents or its By-Laws; or (ii) merged with or into or consolidated with any other person, firm, corporation or other entity; or (iii) subdivided or reclassified any shares of its capital stock or any of its other outstanding equity interests;

                 (b) issued, sold, purchased or redeemed or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any of its shares of capital stock or other equity interests;

                 (c) declared or paid any dividends or declared or made any distributions of any kind (other than cash distributions) to its stockholders or other owners of any of its outstanding equity interests or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests except for cash receipts remitted to Seller in connection with the ordinary cash management practices of Seller;
                 (d) entered into or amended any written employment agreement with any officer, director or general manager of any of the Vapor Companies; entered into or amended any agreement with any labor union or association representing any employee or entered into or amended in any material respect, any employee benefit plan or arrangement relating to any employees of any of the Vapor Companies, except in each case increases or changes in benefits of not more than four percent (4%) occurring in the ordinary course of business in accordance with the customary practices of such Vapor Company or as otherwise set forth in Schedule 4.10(d) attached hereto;

                 (e) suffered any material adverse change in its financial condition, assets, liabilities or business other than changes which individually or in the aggregate would not have a Material Adverse Effect;

                 (f) sold, transferred or otherwise disposed of any of its material assets, properties, or rights other than in the ordinary course of the conduct of its business or canceled any claims which are material to its business except for those claims which individually or in the aggregate would not have a Material Adverse Effect;

                 (g) disposed of or permitted to lapse any material patent, patent application, trademark, trademark registration, trademark application, assumed name, service mark, trade name or copyright application, copyright registration or license which would have a Material Adverse Effect or disposed of or permitted to lapse any agreement under which it has any material right or license except for dispositions or lapses of any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect;

                 (h) made any single capital expenditure in excess of Fifty Thousand Dollars ($50,000.00) or made any commitment to make capital expenditures in excess of Fifty Thousand Dollars ($50,000.00), except for commitments to make such capital expenditures which have been made in the ordinary course of the business of such Vapor Company;

                 (i) made any material change in any method of accounting or accounting practice or policy or in its manner of keeping its books, accounts or records;

                 (j)      made any material changes in its warranty policies;

                 (k) granted any general increase in excess of four percent (4%) in the compensation or benefits of any of its officers or employees other than in the ordinary course of business, consistent with past practices (including any such increase pursuant to any bonus, pension, profit sharing, severance or other plan or commitment or periodic performance reviews);

                 (l) made any loan or advance to any of its officers, directors or employees other than advances of expenses made in the ordinary course of its business and cash receipts remitted to Seller in accordance with the regular cash management policies of Seller and the Vapor Companies; and

                 (m) to the knowledge of Seller, agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 4.10.

                 4.11 Title to Personal Property; Encumbrances; Etc. Except as set forth in Schedule 4.11 attached hereto, each Vapor

Company has good and marketable title to the material personal property which it purports to own and, on the Closing Date, will have good and valid title to the material personal property which it purports to own in each case, free and clear of any liens, charges or encumbrances (collectively, "Liens") except for Liens which individually or in the aggregate are included as liabilities on the November 30, 1995 Balance Sheet or Liens which do not materially impair or detract from the value of any of the material assets of any of the Vapor Companies.

                 4.12 Real Property. (a) Schedule 4.12(a) hereto contains a list of the address of each parcel of real property used by the Vapor Companies (hereinafter the "Real Property") and includes a statement of: (i) the approximate square footage of each such parcel of Real Property; (ii) whether such Real Property is owned or leased; (iii) in the case of any Real Property which is owned by any of the Vapor Companies, the identity of the Vapor Company that is the owner of such Real Property; and (iv) in the case of any Real Property which is leased by any of the Vapor Companies, the identity of the lessee and the lessor of such Real Property.

                 (b) Except as otherwise set forth in Schedule 4.12(b) attached hereto, each Vapor Company that is identified in Schedule 4.12(a) as the owner of any Real Property has good and marketable title to the Real Property which the Vapor Company is identified as the owner of, free and clear of all Liens except for (i) Liens for taxes, assessments and other governmental charges relating to the ownership of such Real Property which are not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (ii) Liens which individually or in the aggregate are listed as liabilities on the November 30, 1995 Financial Statement or the Closing Balance Sheet; and (iii) Liens or minor title defects, if any, which do not materially impair or detract from the value of any of the Real Property (collectively, "Permitted Encumbrances").

                 (c) With respect to each parcel of Real Property which is identified in Schedule 4.12(a) as being leased by a Vapor Company, the Vapor Company that is identified in Schedule 4.12(a) as the lessee of such Real Property has a valid and enforceable leasehold interest in such Real Property and, except as otherwise set forth in Schedule 4.12(c) attached hereto, there are no material defaults which have occurred under the terms of any lease of any Real Property used by any of the Vapor Companies with respect to the obligations of the Vapor Company which is identified in Schedule 4.12(a) as the lessee of any such Real Property or, to the knowledge of Seller, with respect to the obligations of the lessor of such Real Property other than any defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Prior to the date hereof, Seller has delivered to Buyer copies of each lease of any Real Property used by any of the Vapor Companies.

                 (d) Except as otherwise set forth in Schedule 4.12(d) attached hereto, to the knowledge of Seller, the use, occupancy and ownership (or leasing) by any Vapor Company of any buildings, structures or other improvements located at any Real Property which is identified (in Schedule 4.12(a) attached hereto) as being owned (or leased) by any Vapor Company, does not violate any zoning ordinances or any other codes or regulations except for Permitted Encumbrances or such violations, if any, which, either individually or in the aggregate, would not have a Material Adverse Effect.

                 (e) Except as otherwise set forth in Schedule 4.12(e) attached hereto, none of the Real Property which is used by any of the Vapor Companies is subject to any pending or, to the knowledge of Seller, threatened condemnation proceeding by any public or quasi-public agency or other, authority which has or would have a material adverse effect on the right or ability of the Vapor Company that (as described in Schedule 4.12(a) attached hereto) is the owner or lessee of any such Real Property, to continue to conduct its business in the ordinary course.

                 (f) Except as otherwise set forth in Schedule 4.12(f) attached hereto, to the knowledge of Seller, all of the Real Property which is used by any Vapor Company is benefited by all easements or other rights (including utility service) necessary for the Vapor Company which is identified (in Schedule 4.12(a) attached hereto) as the owner or lessee of such Real Property, to continue to conduct its business at such Real Property in the ordinary course.

                 4.13 Leases. Schedule 4.13 attached hereto contains a list of each lease relating to any personal property used by any of the Vapor Companies in the conduct of its business which provides for annual lease payments in excess of Twenty-Five Thousand Dollars ($25,000.00) whose term is in excess of one year and which is not cancelable upon 30 or fewer days' notice without any liability, penalty or premium (other than nominal cancellation fee or charge) (the "Leases"). Prior to the date hereof, Seller has delivered to Buyer copies of the Leases including all amendments thereof and all modifications thereto. Except as set forth in Schedule 4.13 attached hereto, no Vapor Company is in default under the terms of any of the Leases with respect to the obligations of any of such Vapor Companies or other than any defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

                 4.14 Patents, Trademarks, Trade Names, Etc. To the knowledge of Seller, each Vapor Company owns (or possesses adequate licenses or other rights to use), free and clear of any claims of others all Patents and Trademarks (as defined below), proprietary rights, processes, formulas and other technical know how necessary to carry on its business as currently conducted, and Schedule 4.14 attached hereto contains a list and a general description of all material patents, trademarks, trademark registrations, trade names, assumed names, copyrights, copyright registrations and applications therefor, presently owned, held or used by any of the Vapor Companies or with respect to which any of the Vapor Companies owns or holds any license (hereinafter collectively the "Patents and Trademarks"). Except as set forth in Schedule 4.14, Seller has not and, to the knowledge of Seller, none of the Vapor Companies has, received any written notice that the use by Seller or any of the Vapor Companies of the Patents and Trademarks is unlawful or infringes upon the rights of any person, firm, corporation or other entity. To the knowledge of Seller there is no infringement of any Patents and Trademarks by any third party or any loss, cancellation, termination or expiration of any Patents and Trademarks, except for losses, cancellations, terminations or expirations of any Patents and Trademarks which individually or in the aggregate would not have a Material Adverse Effect. Schedule 4.14 lists all licenses and other rights which have been granted by any Vapor Company for the use of, and all encumbrances on, any

Patents and Trademarks or other intellectual property of any Vapor Company.

                 4.15 Litigation. Except as set forth in Schedule 4.15 attached hereto, there are no actions, suits or written claims (including without limitation, product liability claims or claims that any of the Vapor Companies has breached or otherwise failed to perform its obligations under any product or service warranties described in Section 4.27 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or any arbitration tribunal pending or, to Seller's knowledge, threatened against or involving Seller or any of the Vapor Companies which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement; or (b) relate to the business of any of the Vapor Companies and which would have a Material Adverse Effect.

                 4.16 Banks and Brokers. Schedule 4.16 attached hereto sets forth the name of each bank, trust company, securities or other broker or other financial institution: (a) with which Seller has any account, lock box, safe deposit box or vault for the exclusive purpose of providing or maintaining banking or other financial services to any of the Vapor Companies; and (b) with which any of the Vapor Companies has any account, lock box, safe deposit box or vault.

                 4.17 Employee Benefit Plans. (a) Except for any individual employment, consulting or severance contracts disclosed in Schedule
4.21 attached hereto, Schedule 4.17(a) attached hereto sets forth a list, and for oral arrangements, a general description, for each Vapor Company, of:

                 (i) each personnel practice (hereinafter the "Personnel Practices") including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company car policies, service award policies, tuition refund policies, relocation assistance policies and patent award policies;

                 (ii) each plan, fund or program constituting an "employee welfare plan" (hereinafter the "Employee Welfare Plans") within the meaning of
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, basic and supplemental life insurance, health insurance (including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, short and long term disability insurance programs; and

                 (iii) each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (the "Employee Pension Plans") including, without limitation, pension, profit sharing, and 401(k) retirement plans; which is: (w) maintained, assumed or contributed to by Seller for the benefit of any employee of any of the Vapor Companies; or (x) maintained, assumed or contributed to by any Vapor Company for the benefit of its employees (individually a "Plan" and collectively, the "Plans").

                 (b) Except as otherwise set forth in Schedule 4.17(b) attached hereto, Seller has previously delivered to Buyer: (i) complete copies of all plan documents which set forth the terms of each of the Plans and where applicable, complete copies of any related trusts; (ii) a general description of any of the Plans with respect to which no formal plan document has been adopted; (iii) where applicable, the most recent Form 5500, as filed with the Internal Revenue Service ("IRS") together with all attachments thereto, relating to the Plans; (iv) where applicable, the most recent IRS determination letter with respect to each Plan; and (v) all current written communications to employees relating to the Plans.

                 (c) Except as otherwise set forth in Schedule 4.17(c) attached hereto, to the knowledge of Seller, each of the Plans which is intended to conform to the requirements of the Code and

ERISA is in material compliance with the applicable requirements of the Code and ERISA. To the knowledge of Seller (i) there is no liability, contingent or otherwise, relating to any Plan that would have a Material Adverse Effect, (ii) there are no actions, suits, arbitrations, or proceedings pending against any Plan, against the assets of any of the trusts under any Plan or the plan sponsor or the plan administrator, or against any fiduciary of any Plan with respect to the operation of such plans which would have a Material Adverse Effect (other than routine benefit claims), and (iii) no facts exist that would form the basis for any such action, suit, arbitration, or proceeding described in clause (ii) above. To the knowledge of Seller, each Plan intended to conform to the requirements of the Code and or ERISA has been administered in all material respects, in substantial compliance with the applicable requirements of the Code and ERISA and, to the knowledge of Seller, nothing has occurred with respect to the operation of any such Plan which would cause the loss of any qualification or exemption pertaining thereto.

                 (d) Except as set forth in Schedule 4.17(d) attached hereto: (i) to the knowledge of Seller, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Plans; (ii) to the knowledge of Seller, neither Seller nor any of the Vapor Companies have incurred, directly or indirectly, any liability under Title IV of ERISA (other than, in the case of

Seller, liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course) which would have a Material Adverse Effect; (iii) to the knowledge of Seller for the four (4) years prior to February 28, 1995 and since February 28, 1995, no reportable event (within the meaning of Section 4043 of ERISA) has occurred or, is expected to occur with respect to any of the Plans which are subject to Title IV of ERISA except for plan mergers which have occurred with respect to certain of the Employee Pension Plans within the meaning of Section 3(2) of ERISA, which mergers have not had any material adverse effect on the ability of such Employee Pension Plans to pay to employees of the Vapor Companies that are participants in such Employee Pension Plans, the amount that employees of the Vapor Companies have accrued under such Employee Pension Plans; (iv) none of the Plans has incurred an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan; (v) none of the assets of Seller or any of the Vapor Companies is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; (vi) neither Seller nor any of the Vapor Companies have been required to post any security under Section 307 of ERISA or
Section 401(a)

(29) of the Code; and (vii) none of the Plans is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a) (3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a) (15) of ERISA) for which Seller or any of the Vapor Companies could incur liability under Sections 4063 or 4064 of ERISA.

                 (e) Neither Seller nor any Vapor Company has any contract, plan, or commitment, whether legally binding or not, to create any additional Plans or to modify any existing Plan except for such amendments, if any, that may be required by ERISA or any other applicable law.

                 (f) With respect to any period for which any contribution or other payment to or in respect of any Plan has accrued but is not yet due or owing, each Vapor Company has made due and sufficient current accruals for such contributions and other payments in accordance with generally accepted accounting principles, and such current accruals through the end of such Vapor Company's most recent fiscal year are duly and fully provided for in the financial statements of such entity for the period then ended.

                 4.18 Consents and Approvals. Except for consents listed in Schedule 4.18 attached hereto and for the filing of pre-merger notification documentation under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the expiration of all applicable waiting periods thereunder, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby except where the failure to obtain any such permit, consent, approval or authorization or where the failure to make any such declaration, filing or registration would not have a Material Adverse Effect. Schedule 4.18 attached hereto also contains a list of all material consents, approvals, authorizations, declarations, filings, or registrations which, to the knowledge of Seller, are required to be obtained by the Vapor Companies from any governmental agency or authority in connection with the conduct of their respective businesses.

                 4.19     Environmental Protection.  (a) Except as set forth in
Schedule 4.19(a) attached hereto, to the knowledge of Seller, each Vapor
Company has obtained all permits, licenses and other authorizations which: (i) are required to be obtained by any such Vapor Company under all federal, state, local and foreign laws relating to pollution or protection of the environment, (hereinafter referred to as "Environmental Laws"), including, without limitation, laws relating to emissions, discharges, releases or threatened releases into the environment (including, without limitation, ambient air, surface water, ground water or land) of any substances identified in any such Environmental Laws (such substances being hereinafter referred to as "Regulated Materials"); and (ii) relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Regulated Materials, except for those permits, licenses or other authorizations the absence of which will not have a Material Adverse Effect.

                 (b) Except as set forth in Schedule 4.19(b) attached hereto, to the knowledge of Seller, each Vapor Company (and each property owned, leased or operated by any of the Vapor Companies) is in compliance with: (i) all terms and conditions of all permits, licenses and authorizations required under the terms of any Environmental Laws; (ii) all other, limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any of the Environmental Laws as applicable to such Vapor Company; and (iii) all plans, orders, decrees, judgments, injunctions, notices or demand letters applicable to such Vapor Company and issued, entered, promulgated or approved under any of the Environmental Laws, except for such non-compliance which would not have a Material Adverse Effect.

                 (c) Except as set forth in Schedule 4.19(c) attached hereto, neither Seller nor any of the Vapor Companies has received any notice that any past or present conditions, circumstances, activities, practices, incidents or actions of any Vapor Company relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Regulated Material or relating to any emission, discharge, release or threatened release into the environment of any Regulated
Material: (i) may interfere with or prevent compliance or continued compliance by any of the Vapor Companies with any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; (ii) may give rise to any common law or legal liability; or (iii) may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, unless the alleged violation or noncompliance with any Environmental Laws which forms the basis of any notice described above in this Section 4.19(c), if uncured or unsettled, would not reasonably be expected to have a Material Adverse Effect.

                 (d) Except as set forth in Schedule 4.19(d) attached hereto, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the knowledge of Seller, threatened against any Vapor Company relating in any way to any violation of any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                 (e) To the knowledge of Seller, there has been no release of any hazardous or toxic materials, pollutants or contaminants in, on or affecting any properties owned, leased or operated by any Vapor Company.
Except as set forth on Schedule 4.19(e), no underground storage tanks are located at any property now owned or leased by any Vapor Company, or at any other property now operated by any Vapor Company. To the knowledge of Seller, all above-ground storage tanks located on any property now owned, leased or operated by each Vapor Company have been used and maintained in compliance with all applicable legal requirements, and no leakage or spillage has occurred with respect to any such storage tank which would have a Material Adverse Effect.

                 (f) Schedule 4.19(f) lists all environmental assessments, investigations, surveys, sample results, reports of releases, notices of violation, and administrative orders or judicial proceedings relating to environmental compliance and conditions, from the records of each Vapor Company.

                 (g) To the knowledge of Seller, no property now or previously owned, operated or leased by any Vapor Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any similar state or foreign list of sites requiring investigation or cleanup; and no lien has been filed against either the personal or real property of any Vapor Company under any Environmental Law, regulation promulgated thereunder or order issued with respect thereto.

                 4.20 Insurance. Schedule 4.20 attached hereto contains a general description (including the amount of any applicable deductibles) of all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Seller or any Vapor Company and issued with respect to or covering risks associated with the assets, properties or business of each Vapor Company. To the knowledge of Seller, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by Seller or by any Vapor Company with respect to any such policy. To the knowledge of Seller, such policies are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth in Schedule 4.20 without the payment of additional premiums; and will not, with respect to all periods up to and including the Closing Date, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement except to the extent set forth in Schedule 4.20.

                 4.21 Contracts and Commitments. (a) Except for leases required to be disclosed pursuant to Sections 4.12 and 4.13 hereof, Plans required to be disclosed pursuant to Section 4.17(a) hereof, insurance policies required to be disclosed by Section 4.20 hereof and the Other Vapor Purchase Agreement, Schedule 4.21(a) attached hereto contains a list of each written contract, subcontract, agreement, commitment, option, note, bond, mortgage, indenture, deed of trust, guarantee, franchise or license which: (i) (A) requires payments in excess of One Hundred Thousand Dollars ($100,000.00) per year; (B) contains the terms and conditions: (I) upon which any person is employed as an officer, general manager, or consultant; or (II) upon which any severance or other termination payments are payable; (C) provides preferential rights to purchase any material quantity of any assets; (D) limits the freedom of any party to engage in any business in any geographic area; (E) contains any "change in control" provision which would be breached by the consummation of the transactions contemplated by this Agreement; or (F) contains the terms of any guaranty of the payment or performance of any liabilities or obligations the cost of the payment or performance of which liabilities or obligations exceeds, in the aggregate, an amount equal to One Hundred Thousand Dollars ($100,000); (G) is a joint venture or partnership agreement or similar arrangement; or (H) to which any officer or director of any Vapor Company, or a member of any such person's immediate family, is a party or
(I) which evidences indebtedness of any Vapor Company, and (ii) (A) Seller is a party to and relates exclusively to the Vapor Business (hereinafter individually referred to as a "Seller Contract" and collectively as the "Seller Contracts"); or (B) any Vapor Company is a party to or the beneficiary of (hereinafter individually referred to as a "Vapor Company Contract" and collectively as the "Vapor Company Contracts"). Prior to the date hereof Seller has delivered or otherwise made available to Buyer copies of the Seller Contracts and the Vapor Company Contracts including all amendments thereof and modifications thereto.

                 (b) Except as set forth in Schedule 4.21(b) attached hereto, to the knowledge of Seller, each of the Seller Contracts and the Vapor Company Contracts are valid, binding and in full force and effect and enforceable in accordance with its terms except to the extent that: (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                 (c) Except as set forth in Schedule 4.21(c) attached hereto, Seller is not in default with respect to any of its obligations under any of the Seller Contracts which, individually or in the aggregate, would have a Material Adverse Effect, and, to the knowledge of Seller, there is no basis for any claim that any other parties to any of the Seller Contracts is in default with respect to its obligations under such Seller Contracts; and

                 (d) Except as set forth in Schedule 4.21(d) attached hereto, to the knowledge of Seller, none of the Vapor Companies is in material default with respect to the obligations of any Vapor Company under any of the Vapor Company Contracts which, individually or in the aggregate, would have a Material Adverse Effect, and, to the knowledge of Seller, there is no basis for any claim that any other party to any of the Vapor Company Contracts is in material default with respect to its obligations under such Vapor Company Contracts.

                 4.22     Tax Matters.  (a) Except as set forth in Schedule
4.22 attached hereto, Seller and each of the Vapor Companies has filed or caused to be filed with the appropriate governmental agencies all Tax Returns (as hereinafter defined) required to be filed prior to the date hereof with respect to the Vapor Companies and their respective operations and assets for all periods ending on or prior to the date hereof. In addition, except as otherwise set forth in Schedule 4.22 attached hereto, Seller has paid, or caused to be paid in full, all Taxes shown to be due on such Tax Returns for such periods, except for such Taxes the nonpayment of which would not have a Material Adverse Effect. There are no liens with respect to Taxes upon any of the material assets of any of the Vapor Companies.

                 (b) For the purposes of this Agreement: (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States or any other jurisdiction, and any state, province, county, local or other government, taxing authority, or subdivision thereof; (ii) "Income Taxes: shall mean all taxes (including any interest, penalties or additions attributable or imposed on or with respect to such taxes) imposed by the United States or any other jurisdiction or by any state, province, county, local or other government, taxing authority or subdivision thereof, solely with respect to any income of Seller or any of the Vapor Companies excluding, specifically, any sales taxes, transfer taxes, real or personal property taxes; and (iii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Taxes (whether or not such Taxes are imposed on Seller) or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 4.23 Labor Relations. Schedule 4.23 attached hereto contains a list of each contract or other agreement between Seller or any Vapor Company and any labor union or other association representing any employees of any Vapor Company (each such contract being hereinafter referred to as a "Labor Agreement"). Prior to the date hereof, Seller has delivered to Buyer true and complete copies of each Labor Agreement listed in Schedule 4.23 attached hereto. In addition, except to the extent set forth in Schedule 4.23 attached hereto: (a) there is no unfair labor practice charge, or complaint or other action against any of the Vapor Companies pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any other U.S. or foreign governmental authority or agency, and none of the Vapor Companies is subject to any order to bargain by the National Labor Relations Board; (b) there is no, and during the past three years there has been no labor strike or work stoppage actually pending or, to the knowledge of Seller, threatened against or affecting any of the Vapor Companies; (c) no question concerning representation is pending or to Seller's knowledge is threatened respecting employees of any of the Vapor Companies; and (d) no written grievance which might have a Material Adverse Effect is pending.

                 4.24     Customers and Suppliers.  Except as set forth on
Schedule 4.24 attached hereto, none of the Vapor Companies is engaged in any dispute with any customer or supplier of any of the Vapor Companies except for disputes between customers or suppliers of any of the Vapor Companies which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                 4.25 Compliance with Law. Except for matters pertaining to the Plans which are provided for in Section 4.17 and matters pertaining to Environmental Laws which are provided for in Section 4.19, the operations of each of the Vapor Companies are and have been, conducted in accordance with all applicable laws, regulations and other requirements of all U.S. and foreign national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over or the business of the Vapor Companies, including, without limitation, all such laws, regulations and requirements relating to employment of unauthorized aliens, antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities, except for deviations from such laws arising from the operations of the Vapor Companies which, individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in Schedule 4.25 attached hereto, to the knowledge of Seller, none of the Vapor Companies has received any written notification of any asserted failure by Seller or any of the Vapor Companies to comply with any such laws, rules or regulations.

                 4.26     Brokers and Finders.  Except as set forth in Schedule
4.26 attached hereto, neither Seller nor any Vapor Company, nor any of the officers, directors or employees thereof, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                 4.27 Product Warranties. The standard product or service warranties, indemnifications and guarantees which each of the Vapor Companies extends to its customers in the ordinary course of the conduct of their respective businesses, copies of which have been delivered to Buyer, are identified in Schedule 4.27 attached hereto. Schedule 4.27 also contains a general description of any product or service warranties, indemnifications or guarantees extended by any of the Vapor Companies to any material customer, the terms of which are materially different from the standard product or service warranties, indemnifications or guarantees otherwise described in Schedule 4.27 attached hereto. No material warranties, indemnifications or guarantees are now in effect or outstanding with respect to products or services manufactured, produced or performed by any of the Vapor Companies in the ordinary course of conduct of their respective businesses, except for warranties implied by law and warranties, indemnifications and guarantees of the types identified in Schedule 4.27 attached hereto.

                 4.28 Potential Conflicts of Interest. Except as set forth in Schedule 4.28 attached hereto, no contract, agreement or arrangement (excluding employment agreements and rights arising under any of the Plans) providing for the purchase or sale of any goods or services or relating to any interest in any property, whether real or personal, or tangible or intangible, which is used by or relates to any of the Vapor Companies exists between: (a) Seller and any of the Vapor Companies; (b) Seller and any officers or directors of any of the Vapor Companies; or (c) between any of the Vapor Companies and any officers or directors of any of the Vapor Companies. Except as set forth in Schedule 4.28 attached hereto, none of the officers or directors of Seller and none of the stockholders, officers or directors of any of the Vapor Companies has any cause of action or other claim whatsoever against any of the Vapor Companies.

                 4.29 Disclosure. Disclosure of any fact or information in any Schedule required by this Article 4 shall be deemed for purposes of this Agreement to be disclosure on any other Schedule required by any Section of this Agreement on which such item could have been listed pursuant to this Agreement.

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Seller as follows:

                 5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and authority to carry on its business as presently conducted.

                 5.02 Authorization by Buyer. Buyer has full corporate power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. At Closing, the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder will have been duly authorized by all necessary corporate action on the part of Buyer. At Closing, no other corporate act or proceeding on the part of Buyer or its stockholders is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement or the consummation of the transactions contemplated hereby and thereby.

                 5.03 Binding Agreements. This Agreement constitutes, and, when executed and delivered on the Closing Date, each of the other documents and instruments to be executed and delivered by Buyer to Seller will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally; and, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 5.04 No Violation. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby will: (a) to the knowledge of Buyer, violate any statute or law, or any rule or regulation of any governmental authority; (b) violate any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under) or will result in the termination of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material assets of Buyer under any term or provision of: (i) the Articles of Incorporation or By-Laws of Buyer; or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

                 5.05 Litigation. There are no actions, suits or claims or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or arbitration tribunal pending, or to the knowledge of Buyer, threatened against or involving Buyer which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement; or (b) relate to the business or operations of Buyer and which, if adversely decided, would prevent Buyer from meeting its obligations hereunder.

                 5.06 Consents and Approvals. Except for consents listed in Schedule 5.06 attached hereto and for the filing of pre-merger notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

                 5.07 Purchase for Investment. Buyer is purchasing the Vapor Shares for investment and not for resale or distribution and Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Vapor Company shares in violation of any applicable securities laws or regulations.

                 5.08 Brokers and Finders. Except as set forth in Schedule 5.08, neither Buyer, nor any of its officers, directors or employees, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 6.
                              COVENANTS OF SELLER

                 6.01 Termination of Accruals Under Defined Benefit Plans. Buyer acknowledges that Seller has amended the terms of the master defined benefit pension plan maintained by Seller and known as the Mark IV Industries, Inc. and Subsidiaries Employees Retirement Income Fund (hereinafter the "Master Defined Benefit Plan"): (a) to provide that participants therein who are employees of any of the Vapor Companies immediately prior to the Closing Date ("Vapor Participants") shall cease to accrue benefits thereunder; and (b) to provide that Vapor Participants shall be fully vested (i.e., one hundred percent vested) in their accrued benefits under the Master Defined Benefit Plan. Buyer also acknowledges that, after the Closing Date, Seller shall take such actions (including, without limitation, the delivery of any notices required under ERISA and the Code and the timely filing of all required filings with any government agency), which are necessary or reasonably required to effectuate the intent of this Section 6.01.

                 6.02 Non-Competition. As a part of the inducement to Buyer to enter into this Agreement, Seller hereby agrees that for a period of five (5) years (the "Covenant Term") from the date hereof, Seller shall not, nor shall any division of Seller or any corporation in which Seller directly or indirectly owns more than twenty-five percent (25%) of the total number of outstanding shares entitled to vote, or their successors and assigns (hereinafter referred to as "Seller's Affiliates") without the prior express written consent of Buyer, own, manage, operate, participate in or control, directly or indirectly, any business, firm or corporation which is engaged anywhere in the world in the manufacture or sale of any products which are the same as or similar to, or which compete with, products manufactured or sold by any Vapor Company prior to the Closing Date (hereinafter the "Competing Products"), except in the case of products specifically described on Schedule
6.02 hereto. Notwithstanding the foregoing, nothing herein shall be deemed to limit or otherwise restrict the rights of any division, subsidiary or affiliate of Seller, including, without limitation, the Luminator Aircraft and Luminator Mass Transit Divisions of Luminator

Holding, LLC, Automatic/Eagle Holding, LLC, the IVHS and F-P Displays Divisions of Mark IV Industries Limited, IVHS, Inc., F-P Displays, Inc., and Interstate Highway Sign Corp., from continuing, after the Closing Date, to conduct its business in the same manner as such business was conducted prior to the Closing Date (including the sale of Competing Products if sold prior to the Closing
Date) or from engaging, after the Closing Date, in the manufacture and sale of any Competing Products specifically identified on Schedule 6.02, nor shall this provision be binding upon the successors and assigns of the foregoing entities, provided that the same are not affiliates of Seller. Ownership or purchase by Seller at or after the time of Closing, of less than ten percent (10%) of the issued and outstanding capital stock of any enterprise engaged in the production or sale of Competing Products, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities shall not be deemed a violation of this Section 6.02. In addition, Seller shall not be deemed to be in violation of this Section 6.02 in the event that, following the Closing Date, Seller or any division or subsidiary of Seller acquires substantially all the assets of any person, firm or corporation or a majority of the issued and outstanding capital stock of any corporation and, following such acquisition, less than ten percent (10%) of the annual sales of any such acquired company is attributable to sales of Competing

Products. Upon breach by Seller of any provision of this Section 6.02, Buyer shall be entitled to injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. Additionally, Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 6.02 are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

                                   ARTICLE 7.
                               COVENANTS OF BUYER

                 7.01 Employee Benefits. After the Closing Buyer will endeavor to provide to employees of the Vapor Companies reasonable employment benefits as determined in accordance with Buyer's business judgment and employment policies.

                 7.02 Executive Severance Arrangement. Schedule 7.02 lists certain individuals who have severance agreements with Mark IV. Such agreements extend for two years after the Closing Date

(the "Severance Period"). Buyer shall make any payments due under such agreements resulting from actions taken by Buyer during the Severance Period. Thereafter, such individuals will be entitled only to such severance benefits as are provided under Buyer's employment policies as then in effect. Notwithstanding anything herein to the contrary, Mark IV shall make any payments due under the severance agreement with David Kerr arising during the first year of the Severance Period. Buyer shall make any payments thereafter due under the Kerr severance agreement resulting from actions taken by Buyer.

                 7.03 Insurance Coverage. Buyer acknowledges that the insurance coverage which Seller maintains with respect to the Vapor Companies including, without limitation, general liability, product liability, auto liability, property, commercial umbrella, excess umbrella, aircraft products, fiduciary liability, crime liability and workers compensation insurance coverage is maintained by Seller under policies with respect to which Seller is the named insured and the Vapor Companies are additional insureds. Buyer acknowledges that effective as of the Closing Date, Seller intends to remove the Vapor Companies from the insurance coverage provided by such insurance policies to the extent that such insurance coverage relates to and the business and assets of each of the Vapor Companies with respect to any periods arising at any time on or after the Closing Date. Accordingly, Buyer acknowledges that insurance protection may not be available to Buyer under any insurance policies maintained by Seller with respect to any injury, loss or damage which Buyer, any of the Vapor Companies, or any third party may suffer as a result of any event, occurrence or circumstance existing or occurring with respect to any of the Vapor Companies at any time on or after the Closing Date.

                 7.04 Investigation. Buyer acknowledges that, except for the representations and warranties of Seller contained in or made pursuant to
Article 4 hereof, or in any certificate, document or instrument delivered pursuant to this Agreement, neither Seller nor any of its officers, employees, agents, stockholders, affiliates, consultants, investment bankers, legal advisors or other representatives shall: (a) be deemed to have made any representations, warranties or assurances of any kind; and (b) have any liability or obligation to Buyer in respect of any statement or assurance made to Buyer in connection with the transactions contemplated herein, including, without limitation, statements set forth in a Confidential Offering Memorandum dated November, 1995 and provided to Buyer or any written or oral statements made by any employee or representative of Seller or any of the Vapor Companies in connection with any presentations made with respect to the Vapor Business.

                                   ARTICLE 8.
                    ADDITIONAL COVENANTS OF BUYER AND SELLER

                 8.01 Substitute Guarantees and Letters of Credit. Buyer shall use reasonable best efforts to obtain substitute guarantees, letters of credit, performance bonds, surety bonds and similar arrangements with respect to the Vapor Business listed on Schedule 8.01 as promptly as practicable after the Closing Date and in any event within 60 days thereafter. During such period (not to exceed 60 days after the Closing Date) Seller shall cause all such outstanding arrangements with respect to the Vapor Business or any Vapor Company to be maintained. Buyer shall indemnify and hold Seller and any affiliate company of Seller harmless for any losses or liabilities arising under such continued arrangements after the Closing.

                 8.02 Access After the Closing Date. Seller agrees with Buyer that, on and after the Closing Date, each, upon reasonable advance notice from the other (which notice shall include specific reference to the material requested and the purpose therefor) and with the consent of the other party (which consent shall not be unreasonably withheld), will permit the other and their respective representatives (including their counsel and auditors), during normal business hours to have access to and examine and make copies of all books and records of the other which pertain to the business and assets of any of the Vapor Companies including, but not limited to, correspondence, memoranda, books of account, payroll records, computer records, insurance policies and the like. All actual costs incurred in connection with locating, preparing, collecting and photocopying any such material shall be borne by the party requesting the same.

                 8.03 Record Retention. For a period consistent with each party's respective customary practice of record retention, or, in the case of books or records with respect to which there is an applicable statute of limitations, for a period until the expiration of such statute of limitations (or any later date to which such statute of limitations may have been extended in a particular instance by written agreement with a regulatory authority or by judicial or administrative order), Buyer and Seller each agree to maintain all material books or records existing at Closing and pertaining to the business or assets of any of the Vapor Companies.

                 8.04 Insurance Recovery. To the extent that Buyer may be able to claim recovery under any insurance policies maintained by Seller with respect to the Vapor Business for any claims relating to the Vapor Business, Seller will cooperate with Buyer and take such action as Buyer may reasonably request to facilitate Buyer's efforts to obtain such recovery.

                 8.05 Tax Matters. (a) For purposes of this Section 8.05, "Effective Date" means August 31, 1996. Seller shall be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all consolidated, combined or unitary Tax Returns with respect to any Income Taxes payable by Seller and each of the Vapor Companies for all taxable periods of Seller and each of the Vapor Companies ending on or before the Effective Date. Following the Effective Date, Seller will pay or cause to be paid in full all Income Taxes attributable to the Vapor Companies and their respective operations and assets and either (i) shown to be due on such Tax Returns, or (ii) otherwise due or claimed to be due from them by any taxing authority for all periods up to and including the Effective Date. Seller shall also be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all consolidated, combined or unitary Tax Returns which are required to be filed (after taking into consideration any available extensions for the filing of such Tax Returns) prior to the Effective Date with respect to any Taxes (other than Income Taxes) payable by Seller and any of the Vapor Companies with respect to any periods ending prior to the Effective Date. Seller will pay or cause to be paid in full all Taxes (other than Income Taxes) attributable to the Vapor Companies and their respective operations and assets that were required to be paid on or before the Effective Date. With respect to Taxes (other than Income Taxes) attributable to the Vapor Companies and their respective operations and assets prior to the Effective Date that are first due and payable after the Effective Date, (i) Seller shall pay such Taxes if they were not accrued as liabilities on the Closing Balance Sheet, and (ii) Buyer shall pay such Taxes if they were accrued as liabilities on the Closing Balance Sheet. Any transfer taxes payable in connection with the transactions contemplated hereby will be paid by Buyer or Seller in accordance with customary practice. Seller shall provide Buyer a copy of any Tax Return relating to Income Taxes which is described above in this subparagraph and which is required to be signed by Buyer or any of the Vapor Companies not later than ten (10) days prior to the due date (including extensions) for filing such Tax Return.

                 (b) Buyer shall be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all consolidated, combined or unitary Tax Returns relating to any Taxes' (other than Income Taxes) payable by any of the Vapor Companies, in each case, for all taxable periods beginning on or before the Effective Date to the extent that such Tax Returns are not required to be filed by Seller and any of the Vapor Companies pursuant to the provision of Section 8.05(a) above. The liability for Taxes shown to be due on such returns shall be determined as provided in
Section 8.05(a) above. Buyer shall be responsible for filing all Tax Returns required to be filed by Buyer or by or on behalf of the each of the Vapor Companies in connection with the business, operations and assets of each of the Vapor Companies, after the Effective Date.

                 (c) So long as no lien or attachment arises with respect to any Vapor Company or any assets of any Vapor Company, Seller shall have full control and ultimate discretion over all actions to be taken or decisions to be made in the course of any audit or examination, or any subsequent proceedings, including settlement or other dispositions thereof: (i) with respect to any Taxes due and payable by Seller or any of the Vapor Companies for any period ending on or prior to the Effective Date; and (ii) with respect to any Taxes which are payable in connection with any Tax Returns which Seller and the Vapor Companies are required to file pursuant to the provisions of Section 8.06(a) above. Seller shall reimburse Buyer and each Vapor Company for all reasonable out-of-pocket costs incurred by Buyer and each Vapor Company in connection with the taking of any action which Seller requests Buyer or such Vapor Company to take in the course of such audit, examination or subsequent proceeding. If any taxing authority shall take any action which may give rise to a claim by any such taxing authority that: (w) any Vapor Company has not filed any Tax Return relating to Income Taxes which is required with respect to any period ending on or before the Effective Date; or (x) any Vapor Company has not paid in full or owes any Taxes for any period ending on or before the Effective Date, then Buyer shall promptly notify Seller thereof in writing; provided, however, that any failure to notify Seller shall not release Seller from its obligation to file such Tax Returns or pay such Taxes as stated in this Section to the extent Seller would not be prejudiced thereby.

                 (d) If, in response to any claim which is made by any taxing authority to the effect that any of the Vapor Companies owes any additional Taxes for any period ending on or before the Effective Date, Seller pays any amount to such taxing authority, Buyer shall, upon the written request of Seller, file (or take such action as may be necessary to cause any Vapor Company identified by Seller to file) a claim for refund with the appropriate taxing authorities with respect to any Taxes for any such period. Seller will provide Buyer or any of the Vapor Companies identified by Seller as the appropriate party for making a claim for any such refund, with such information as may be reasonably necessary to enable Buyer or any of the Vapor Companies identified by Seller, as the case may be, to file a claim for refund. Buyer and each of the Vapor Companies shall, at the sole cost of Seller (including all reasonable out-of-pocket costs incurred by Buyer and each of the Vapor Companies) promptly take all actions as may be reasonably requested by Seller to obtain such refund. Buyer acknowledges and agrees that any and all refunds of any Taxes paid or payable by Seller or by any of the Vapor Companies in connection with the operations of Seller and the Vapor Companies prior to the Effective Date shall be the property of Seller and such refunds, including any interest thereon actually received by Buyer, net of any additional Income Taxes imposed on Buyer or any of the Vapor Companies for any period occurring after the Effective Date and which are attributable to the receipt of such refunds shall be paid by Buyer to Seller promptly after such refund is either received or credited against such liability of Buyer or any of the Vapor Companies for Taxes. Buyer agrees that neither Buyer nor any of the Vapor Companies have any right to carry back any loss incurred by any of the Vapor Companies after the Effective Date to any period prior to the Effective Date.

                 (e) To the extent that Buyer receives a tax refund as a result of a deduction or credit relating back to the period prior to the Closing, Buyer will pay over to Seller the net amount realized by Buyer with respect thereto within 30 days of such receipt. To the extent that Seller receives a tax refund as a result of a deduction or credit relating to the period after the Closing, Seller will pay over to Buyer the net amount received by Seller with respect thereto within 30 days of such receipt.

                 (f) Each party hereto shall provide the other party with such assistance as may reasonably be requested by such party in connection with the preparation of any Tax Return or claim for refund, any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to the liability of any of the Vapor Companies for any Taxes attributable to any period ending on or before the Effective Date.

                 8.06 Tax Refunds. Seller shall be entitled to any tax refund received by Buyer or any of the Vapor Companies which is attributable to any Income Taxes payable by Seller or any of the Vapor Companies with respect to any period ending on or prior to the Effective Date and any tax refund received by Buyer or any of the Vapor Companies with respect to any Taxes (other than Income Taxes) payable for any periods ending prior to the Effective Date to the extent that the due date (including extensions thereof) for the filing of the Tax Return with respect to such Taxes (other than Income Taxes) and the payment of such Taxes (other than Income Taxes) occurs prior to the Effective Date, but only to the extent that such refund is not reflected in the Closing Balance Sheet. Buyer agrees to notify Seller upon receipt of, and forthwith deliver to Seller duly endorsed in the name of Seller, any tax refund check or other evidence of payment in respect of any such tax refund, which refund check or other evidence of payment shall not be deposited into any bank account for collection and pending delivery to Seller shall be held by Buyer or the Vapor Company to whom such refund was paid, as the case may be, in trust pending delivery to Seller; provided, however, that the amount of any additional liability imposed on Buyer or any of the Vapor Companies for Taxes that are attributable to any such tax refund is simultaneously paid by Seller to Buyer.

                 8.07 Confidentiality. Each party hereto will hold and will cause its directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (a) previously lawfully known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof and software) shall be returned to the other party immediately upon the written request of such other party.

                 8.08 Transfer of 401(k) Plan Assets. (a) Certain employees of the Vapor Companies have accumulated funds for their retirement in an account which is maintained for the benefit of such Vapor Company employees under the terms of Seller's Master 401(k) Plan. The assets of the Master 401(k) Plan are held under the terms of a master trust agreement, dated as of January 1, 1987, between Mark IV and Marine Midland Bank, N.A. (the "Master Trust").

                 (b) As soon as practicable following the Closing, Seller shall take such action as may reasonably be necessary to amend the Master 401(k) Plan to provide that each Vapor Company employee who is a participant in the Master 401(k) Plan shall be 100% vested in his accrued benefit, if any, determined as of the Closing Date under the terms of the Master 401(k) Plan.

                 (c) As soon as practicable following the Closing Date, Buyer shall take such action as may be reasonably necessary to provide for the transfer of the accrued benefit of each employee of any Vapor Company under the terms of the Master 401(k) Plan to the New 401(k) Plan. In connection with such transfer, Buyer shall take such action as may reasonably be necessary or which may be required by applicable law, including, but not limited to, the adoption of amendments to the New 401(k) Plan to accommodate such transfer.

                 (d) As soon as practicable following the Closing Date, Seller shall deliver to Buyer, a statement of the amount of the accrued benefit under the terms of the Master 401(k) Plan of each employee of each Vapor Company.

                 (e) As soon as practicable following the Closing Date and the delivery by Buyer to Seller of a copy of the New 401(k) Plan, a copy of any amendment to such plan adopted pursuant to Section 8.08(c) hereof, a copy of the trust established pursuant to the terms of the New 401(k) Plan, a copy of the most recent IRS determination letter for the New 401(k) Plan and such other documentation establishing to the reasonable satisfaction of Seller's counsel that the New 401(k) Plan, as amended, continues to conform to all applicable requirements established for qualification of retirement plans under Section 401(a) of the Code, and that the trust established pursuant to the terms of the New 401(k) plan conforms to all applicable requirements under Section 501(a) of the Code and the regulations thereunder, but in no event prior to the expiration of thirty (30) days following the filing of any notices of transfer and assumption required under Section 6058(b) of the Code, Seller shall direct the trustee of the Master Trust holding the assets of the Master 401(k) Plan to transfer to the trust established under the terms of the New 401(k) Plan, an amount, in cash, equal to the aggregate value of the accounts established under the terms of the Master 401(k) Plan for all employees of the Vapor Companies. For purposes of calculating the amount to be transferred to the trust established under the terms of the New 401(k) Plan pursuant to the preceding sentence, the value of such accounts shall be determined as of the valuation date immediately preceding the Closing Date, plus or minus, as the case may be, the net earnings or losses of such trust attributable to the employees of the Vapor Companies for the period from the valuation date immediately preceding the Closing Date to the valuation date immediately preceding the date of such transfer, plus any contributions which are required to be made in respect of such employees which were not yet paid to the trustee of the Master Trust.

                 (f)      In connection with the transfer contemplated by this
Section 8.08, Seller and Buyer shall cooperate with each other and make all appropriate filings required under the Code or the regulations thereunder in connection with such transfers.

                 8.09 Public Announcements. Prior to Closing, Buyer and Seller will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law.

                 8.10 Post-Closing Cooperation. After the Closing, without further consideration: (a) Seller shall take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Buyer may reasonably request to facilitate or effect the transactions contemplated by this Agreement; and (b) Buyer shall, and shall cause each of the Vapor Companies, to take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Seller may reasonably request in order to facilitate the transactions contemplated by this Agreement.

                 8.11 Benefits Coverage. For a period of up to 60 days after Closing, at Buyer's option Seller will continue to provide medical and dental benefits coverage to Vapor employees, and Buyer shall deposit with Seller $150,000 at Closing, from which Buyer shall reimburse Seller for all costs incurred by Seller in connection with the provision of such benefits pursuant to Seller's practices and procedures with respect to such medical and dental benefit plans (including, without limitation, costs relating to claims coverage, claims administration, stop-loss insurance, and utilization review). Buyer shall make an additional deposit of $150,000 immediately prior to November 1, 1996 in the event that Buyer requests that Seller continue to provide such coverage. Seller shall return any unused deposit amounts to Buyer promptly after the expiration of such 60 day period.

                 8.12 Brokers' and Finders' Fees. All fees and commissions referred to in Section 4.26 hereof will be paid by Seller and will not be charged to any Vapor Group Member after August 31, 1996.

                                   ARTICLE 9
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

                 9.01 Survival of Representations. The representations and warranties made by Seller pursuant to Sections 4.04 and 4.05 hereof shall survive for a period of ten (10) years following the Closing Date, and the representations and warranties made by Seller pursuant to Section 4.22 hereof shall survive for a period equal to the applicable statute of limitations with respect to any taxes referred to therein. The representations and warranties contained in Sections 4.07, 4.08, 4.11, 4.12, 4.19 and 4.25 hereof shall survive for a period of two (2) years after the Closing Date. All other representations and warranties contained in Articles 4 and 5 hereof shall survive for a period of three (3) years after the Closing Date.

                 As used herein, the term "Title Warranties" means the representations and warranties made by (i) Seller pursuant to Sections 4.04 and
4.05 of this Agreement and (ii) Mark IV Canada (made pursuant to Sections 4.04 and 4.05 of the Other Vapor Purchase Agreement. As used herein, the term "Tax Warranties" means the representations and warranties made by (i) Seller pursuant to Section 4.22 of this Agreement and (ii) Mark IV Canada pursuant to
Section 4.22 of the Other Vapor Purchase Agreement.

                 9.02 Statements as Representations. All statements contained in any Schedule delivered pursuant to Articles 4 and 5 hereof shall be deemed representations and warranties within the meaning of
Section 9.01 hereof.

                 9.03 Indemnification by Seller. Subject to the terms and conditions of this Section, Seller hereby agrees to indemnify, defend and hold harmless Buyer and any parent, subsidiary or affiliate companies of Buyer, including, without limitation, each of the Vapor Group Members (hereinafter the "Buyer Group"), from and against all demands, claims, actions or causes of action, assessments, payments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Damages") asserted against, resulting to, imposed upon or incurred by Buyer Group or any member thereof, by reason of or resulting from: (a) any liabilities of Seller arising from operations other than the Vapor Group Business; (b) any breach of any of the Title Warranties; (c) claims made or asserted against any of the Vapor Group Members or Buyer by the Internal Revenue Service or any other federal, state, local or foreign taxing authority arising from (i) any breach of the Tax Warranties, (ii) the breach by Seller or Mark IV Canada of any of their respective covenants under Section 8.05(a) of this Agreement or Section 8.05(a) of the Other Vapor Purchase

Agreement concerning income taxes or sales and use taxes pertaining to the operations of the Vapor Group Business prior to the Closing Date or (iii) any liability with respect to any consolidated return including Seller or Mark IV Industries Limited; (d) a breach of any representation or warranty of Seller or Mark IV Industries Limited (other than the Title Warranties and the Tax Warranties) contained in or made pursuant to this Agreement or the Other Vapor Purchase Agreement; (e) any breach or non-performance of any covenant to be performed by Seller or Mark IV Industries Limited under this Agreement, the Other Vapor Purchase Agreement or any related document; (f) any claims for injuries to persons or property arising out of the use of any of the products of any Vapor Group Member in finished goods or sold prior to the Closing; (g) all Damages relating to (i) former employees of any Vapor Group Member (including without limitation post-retirement benefits) or (ii) disability, workers' compensation or medical leave benefits for any current employee of any Vapor Group Member who is not actively at work on the Closing Date; provided, however, that in the event a current employee of a Vapor Company not actively at work as of the Closing Date shall return to work after the Closing Date, Buyer shall be responsible for all disability, workers' compensation or medical leave benefits for such individual incurred after his or her return to active employment and Seller shall not indemnify Buyer for any such amounts; (h) claims or actions asserted by any third party with respect to events or occurrences relating to or involving any Vapor Group Member prior to the Closing Date, whether such claims or actions are asserted prior to or after the Closing Date and regardless of whether such claims or actions are the subject of a representation or warranty being made by Seller; provided, however, (A) that if such claim or action is also the subject of a representation or warranty, Buyer's claim for indemnification must be asserted within the applicable periods specified in Section 9.01 hereof, and (B) only claims or actions which would have a Material Adverse Effect shall be covered by this clause 9.03(h); or (i) Damages arising from any environmental condition or remediation to the extent the claims relating thereto (A) become known within five (5) years of the Closing Date and (B) relate to non compliance by any Vapor Group Member prior to Closing Date with any environmental law, regulation, order, decree or the like as in effect on the Closing Date. For purposes of this Agreement, the claims described in Section 9.03(a) through and including 9.03(i) and Section 9.04(a), (b) and (c) shall be referred to individually as a "Claim" and collectively as "Claims".

                 Seller's obligation to indemnify Buyer Group as set forth in the preceding paragraph shall be limited to the Damages

(as defined above) arising from Claims (as defined above) and shall exclude Damages which may arise as a result of any reorganization, other legal restructuring of Buyer or Buyer Group or post-closing changes in benefits by Buyer, and in no event shall any such reorganization, restructuring or benefits changes be deemed to increase the liability of Seller beyond the actual Damages arising from any Claims; provided, however, that the foregoing exclusion for Damages in connection with benefits coverage shall not apply to Damages resulting from or arising in connection with statements, commitments, or representations made by or on behalf of Seller.

                 Seller's obligation to indemnify and hold Buyer harmless from and against any Damages incurred as a result of Claims described in Sections 9.03(a), (b), (c) and (f) through (j) hereof shall apply with respect to the full amount of any and all Damages incurred by Buyer and Buyer Group as a result of such Claims.

                 With respect to Damages incurred by Buyer or any member of Buyer Group and arising from any Claim or Claims described in Sections 9.03(d) and (h) hereof, Seller shall have no liability or obligation to indemnify and hold Buyer or any member of Buyer Group harmless from any Damages incurred by Buyer or any member of Buyer Group except to the extent that the aggregate amount of the Damages incurred by Buyer and Buyer Group arising from any such Claim or from all Claims described solely in Sections

11.03(d) and (e) hereof, exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Buyer Deductible") and then, only to the extent that the amount of such Damages exceeds the Buyer Deductible. To the extent that a representation or warranty is qualified so as to apply only to matters which would have a Material Adverse Effect and such Material Adverse Effect is quantifiable, then (i) such representation or warranty will not be actionable until the Damages relating thereto exceed $50,000, (ii) if the total Damages relating to such representation or warranty are less than $50,000, such amount shall not count towards the satisfaction of the Buyer Deductible, and (iii) if the total Damages relating to such representation or warranty exceed $50,000, the full amount of such Damages (from the first dollar) shall count towards the satisfaction of the Buyer Deductible.

                 Buyer will notify Seller as promptly as practicable with respect to each amount of Damages being counted by Buyer towards the Buyer Deductible and will provide Seller with an annual statement of such sums.

                 Notwithstanding anything to the contrary contained in this
Section 9.03, Seller shall have no obligation to indemnify Buyer or Buyer Group with respect to any Damages incurred as a result of Claims described in Sections 9.03(d) hereof to the extent that the aggregate amount of the Damages incurred by Buyer or Buyer Group with respect to the Claims described solely in Sections 9.03(d) hereof exceeds an amount equal to the Purchase Price.

                 9.04 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller and any parent, subsidiary or affiliate companies of Seller (the "Seller Group") from any Damages arising by reason of or resulting from: (a) any claim made against Seller or any member of the Seller Group relating to the business, assets or operations of any Vapor Group Member after the Closing Date other than claims which result from any breach by Seller of its representations and warranties; (b) any breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or under the terms of the Other Vapor Purchase Agreement; and (c) any breach or non-performance of any covenant to be performed by Buyer under this Agreement, the Other Vapor Purchase Agreement or any related document.

                 Buyer's obligation to indemnify the Seller Group as set forth in the preceding paragraph shall be limited to the Damages (as defined above) arising from Claims (as defined above) and shall exclude Damages which may arise as a result of any reorganization or other legal restructuring of Seller or the Seller Group and in no event shall be deemed to increase the liability of Buyer beyond the actual Damages arising from any Claims.

                 Buyer's obligation to indemnify and hold Seller harmless from and against any Damages incurred as a result of Claims described in Sections 9.04(a) and (c) hereof shall apply with respect to the full amount of any and all Damages incurred by Seller and the Seller Group as a result of such Claims.

                 With respect to Damages incurred by Seller or any member of the Seller Group and arising from any claim or claims described solely in
Section 9.04(b) hereof, Buyer shall have no liability or obligation to indemnify and hold Seller or any member of the Seller Group harmless from any Damages incurred by Seller or any member of the Seller Group except to the extent that the aggregate amount of the Damages incurred by Seller and the Seller Group arising from any such Claim or Claims described solely in Section 9.04(b) hereof, exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) and then, only to the extent that the amount of such excess exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Seller Deductible").

                 Seller will notify Buyer as promptly as practicable with respect to each amount of Damages being counted by Seller towards the Seller Deductible and will provide Buyer with an annual statement of such sums.

                 Notwithstanding anything to the contrary contained in this
Section 9.04, Buyer shall have no obligation to indemnify Seller or the Seller Group with respect to any Damages incurred solely as a result of Claims described in Section 9.04(b) hereof to the extent that the aggregate amount of the Damages incurred by Seller or the Seller Group with respect to the Claims described solely in Section 9.04(b) hereof exceeds the Purchase Price.

                 9.05 Conditions of Indemnification. The obligations and liabilities of Seller under Section 9.03 hereof and the obligations and liabilities of Buyer under Section 9.04 hereof with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                 (a) A party seeking indemnification under this Agreement ("Indemnified Party") will give the party required to provide such indemnification (the "Indemnifying Party") prompt notice of any such Claim, and thereafter the Indemnifying Party will undertake the defense thereof by representatives chosen by it.

                 (b) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnified Party will, upon further notice to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

                 (c) Anything in this Section 9.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, and with the consent of the Indemnifying Party, to compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, its successors and assigns settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such Claim.

                 9.06 Termination of Indemnification Obligations. (a) The obligations to indemnify and hold harmless a party hereto: (i) contained in Sections 9.03(b), (c) and (d) and 9.04(b) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.01; (ii) contained in Sections 9.03(a), (e), (f) and (g) and 9.04(a) and (c) shall not terminate; (iii) contained in Section 9.03(h) shall not terminate except to the extent provided therein with respect to certain claims; and (iv) contained in Section 9.03(i) shall terminate five (5) years after the Closing Date; provided that, as to clause (i) above, such obligations to indemnify and hold harmless shall not terminate with respect to any representation or warranty with respect to which the Indemnified Party shall have, prior to the termination of such representation or warranty, made a specific Claim relating to a breach of such representation or warranty by delivering written notice (stating in reasonable detail the basis of such Claim) to the Indemnifying Party.

                 (b) Buyer shall have no right to be indemnified against any breach of a representation or warranty made by Seller pursuant to this Agreement to the extent that, on the Closing Date, Buyer had knowledge that, as of the Closing Date, there was a material breach, violation or inaccuracy in such representation or warranty as made by Seller pursuant to Article 4 hereof, the existence of which material breach, violation or inaccuracy is not disclosed in writing by Buyer to Seller on or prior to the Closing.

                 (c) Seller shall have no right to be indemnified against any breach of a representation or warranty made by Buyer pursuant to this Agreement to the extent that, on the Closing

Date,' Seller had knowledge that, as of the Closing Date, there was a material breach, violation or inaccuracy in such representation or warranty as made by Buyer pursuant to Article 5 hereof, the existence of which material breach, violation or inaccuracy is not disclosed in writing by Seller to Buyer on or prior to the Closing.

                 9.07 Litigation Cooperation. (a) Seller shall cooperate with Buyer and each of the Vapor Companies and shall cause its officers, employees, agents, auditors and representatives to cooperate with Buyer and each of the Vapor Companies in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Buyer or any of the Vapor Companies has undertaken the defense of in connection with Buyer's obligation to indemnify Seller as provided for in
Section 9.04 above; provided that Buyer shall reimburse Seller and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

                 (b) Buyer shall cooperate with Seller and shall cause its officers, employees, agents, auditors and representatives to cooperate with Seller in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Seller has undertaken the defense of in connection with Seller's obligation to indemnify Buyer as provided for in Section 9.03 above provided that Seller shall reimburse Buyer and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

                 9.08 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                                  ARTICLE 10.
                            MISCELLANEOUS PROVISIONS

                 10.01 Knowledge. For purposes of this Agreement, the term "knowledge" with respect to (i) Seller means the actual knowledge of those persons identified in Schedule 10.01 attached hereto, and (ii) Buyer means the actual knowledge of Robert Brooks, John Meister, Alvaro Garcia-Tunon or George Socher.

                 10.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.

                 10.03 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman, President or a Vice President of Buyer or Seller, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                 10.04 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (a) if delivered by hand when delivered; (b) if by telex, telecopy, cable or overnight delivery when received, or (c) if by mail, five (5) days after being mailed, certified or registered mail, with postage prepaid:

                          (i)     If to Seller, to:

                                  Mark IV Industries, Inc.
                                  One Towne Centre
                                  501 John James Audubon Parkway
                                  Amherst, New York  14226
                                  Attention:  John J. Byrne

                                  with a copy to:

                                  Gerald S. Lippes
                                  Lippes, Silverstein, Mathias & Wexler LLP
                                  700 Guaranty Building

                                  28 Church Street
                                  Buffalo, New York 14202

or to such other person or address as Seller shall furnish to Buyer in writing.

                          (ii)    If to Buyer, to:

                          W & P Holding Corporation
                          200 West Ninth Street Plaza
                          Suite 207
                          Wilmington, Delaware 19801
                          Attention:  Robert J. Brooks

                          with a copy to:

                          David L. DeNinno
                          Reed Smith Shaw & McClay
                          435 Sixth Avenue
                          Pittsburgh, Pennsylvania 15219


or to such other person or address as Buyer shall furnish to Seller in writing.

                 10.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement to a subsidiary of Buyer, provided that no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve or impair Buyer of its obligations under this Agreement.

                 10.06 Governing Law and Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine.

                 10.07 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 10.08 Arbitration.

                 (a) Arbitration. Subject to subsection (g) below, any controversy, dispute or claim (including without limitation a Claim pursuant to Section 9.03 hereof) the dollar amount of which exceeds $250,000 or any collection of controversies, disputes or claims which together exceed $700,000 (a "Dispute") between the parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. In determining whether a Dispute or Disputes meets the individual or aggregate, as the case may be, threshold for arbitration set forth above, the principles set forth in the last sentence of the next-to-last paragraph of Section 9.03 shall apply. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. The arbitration shall be held in New York, New York unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction in New York, New York; provided, however, that nothing contained in this Section 10.08 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any judgment upon the award rendered by the Arbitration Panel (as hereinafter defined) may be entered in any court having jurisdiction over the subject matter thereof. The Arbitration Panel shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Claim.

                 (b) Arbitration Panel. Any such arbitration will be conducted before an arbitration panel, which panel shall be comprised of three persons, one of whom shall be selected by Seller, one of whom shall be selected by Buyer and one of whom shall be selected collectively by the Buyer- and Seller-selected arbitrators (collectively, the "Arbitration Panel"). If the two such arbitrators cannot agree on a third arbitrator within a reasonable time not exceeding 30 days from the later of the dates of their selections by either Seller or Buyer, as the case may be, the third arbitrator shall be appointed by the American Arbitration Association. The Arbitration Panel shall permit such discovery as he or she shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within 30 days after appointment of the Arbitration Panel.

                 (c) Payment of Costs. Each party will bear its own costs and expenses in connection with any arbitration including the compensation to be paid to the arbitrator selected by it. In addition, each party will each pay 50% of the compensation to be paid to the neutral arbitrator in any such arbitration. The costs of transcripts will be paid by the party requesting the same.

                 (d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                 (e) Award. Upon the conclusion of any arbitration proceedings hereunder the Arbitration Panel will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a singed copy of the award.

                 (f) Terms of Arbitration. The Arbitration Panel chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                 (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive monetary remedy of the parties for any Dispute arising out of this Agreement.
                 10.09 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                 10.10 Entire Agreement. This Agreement, including the Exhibits hereto, the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

 10.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                 10.12 Severability. The invalidity or illegality of any provision, term, or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                    MARK IV INDUSTRIES, INC.


                                    By:  /s/ JOHN J. BYRNE
                                       -------------------
                                    Title: Vice President and
                                    Chief Financial Officer

                                       MARK IV PLC


                                       By:  /s/ JOHN J. BYRNE
                                           ------------------
                                       Title:  Director


                                       W & P HOLDING CORPORATION


                                       By:  /s/ ROBERT J. BROOKS
                                           ---------------------
                                       Title: Vice President


                                    GUARANTY

                 Westinghouse Air Brake Company hereby unconditionally guarantees and becomes surety for the payment and performance of all obligations of Buyer under this Agreement.


                                        WESTINGHOUSE AIR BRAKE COMPANY


                                        By:  /s/ ROBERT J. BROOKS
                                            ----------------------
                                        Title: Vice President